Exhibit 10.15

[Execution Copy]

MANAGEMENT EQUITY AWARD AGREEMENT

(Class B, C and D Interests)

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of October 13, 2006 by and between TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (the “Partnership”) and the executive whose name is set forth on the signature page hereto (“Executive”).

RECITALS

The Partnership has adopted the TDS Investor (Cayman) L.P. 2006 Interest Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.

In connection with Executive’s employment by the Partnership or one of its Subsidiaries (collectively, the “Company”), the Partnership intends concurrently herewith (i) to allow Executive to become a party to the Agreement of Limited Partnership (as amended, modified or supplemented from time to time, the “Partnership Agreement”) of the Partnership dated October 13, 2006 and (ii) to subscribe for the number and classes of Interests (as defined in the Partnership Agreement) set forth on the signature page hereto. Upon vesting in accordance with this Agreement, Unvested Interests shall automatically convert to Vested Interests for purposes of the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1.                              Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement. In addition to the terms defined in the Partnership Agreement, the terms below shall have the following respective meanings:

“Agreement” has the meaning specified in the Introduction.

“Board” means the board of directors of the General Partner (or, if applicable, any committee of the Board).

“Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause

(A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, other than de minimis conduct that would not typically result in sanction by an employer of an executive in similar circumstances, (C) conviction which is not subject to routine appeals of right or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement (excluding a breach of a confidentiality obligation by a statement made by Executive in good faith in Executive’s employment capacity).

“Company” has the meaning specified in the Recitals.

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes a Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

“Disability” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Executive shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties under Executive’s employment. Any question as to the existence of the Disability of Executive as to which Executive and the Partnership cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Partnership. If Executive and the Partnership cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Partnership and Executive shall be final and conclusive for all purposes of this

Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

“Effective Date” means the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning specified in the Introduction.

“Liquidity Event” means (i) the sale or sales by Blackstone Partners, in one or a series of transactions, of at least 50% of their aggregate Class A-1 Interests (and shares received in IPO Corporation in exchange for Class A-1 Interests) to any Person or Persons (other than an Affiliate; provided that portfolio operating companies shall not be “Affiliates” for the purpose of this definition) in which the Blackstone Partners receive cash or marketable securities (a “Sale Liquidity Event”) or (ii) the distribution by the Blackstone Partners, in one or a series of transactions, of at least 50% of their aggregate Class A-1 Interests (and shares received in IPO Corporation in exchange for Class A-1 Interests) to limited partners of the Blackstone Partners (other than an Affiliate) (a “Distribution Liquidity Event”).

“Other Documents” means the Partnership Agreement, any other management equity award agreement between Executive and the Partnership and any employment agreement by and between Executive and any Partnership, in each case as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership” has the meaning specified in the Introduction.

“Partnership Agreement” has the meaning specified in the Recitals.

“Subject Interests” means the Class A-2 Interests, the Class B Interests, the Class C Interests and the Class D Interests acquired by Executive pursuant to this Agreement and the Partnership Agreement, whether such Subject Interests are Vested Interests or Unvested Interests.

“Unvested Interests” means Subject Interests owned by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement or the Partnership Agreement.

“Vested Interests” means Subject Interests owned by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement or the Partnership Agreement.

“Syndication Transaction” shall mean a Disposition by Blackstone to any person or group of persons that are not Affiliates of the Blackstone Group of its Class A-1 Interests that occurs at any time within the first twelve (12) months following the Initial Closing Date at a sale price that does not exceed 120% of the amount invested by Blackstone in the Partnership in respect of such Class A-1 Interests.

SECTION 2

INTERESTS

2.1.                              Interests. Subject to the terms and conditions hereof and subject to the terms and conditions of the Partnership Agreement, the Partnership hereby allows Executive to become a party to the Partnership Agreement as a Limited Partner having the number and class of Subject Interests set forth on the signature page to this Agreement and sells and/or awards such Subject Interests to Executive, and Executive purchases and/or accepts such Subject Interests from the Partnership. Any contributions required by Executive in connection with the purchase and/or acceptance of such Subject Interests shall be made pursuant to the terms of the Partnership Agreement.

SECTION 3

VESTING

3.1.                              Vesting Schedule. Subject to Executive’s continued employment with the Company, the Subject Interests shall vest and automatically convert to Vested Interests under the Partnership Agreement as follows:

(a)                                  Class B Interests. 25% of the Class B Interests shall vest and automatically convert to Vested Interests hereunder and under the Partnership Agreement on each of the first, second, third and fourth anniversaries of the Initial Closing Date (each date, a “Time Vesting Date”). Notwithstanding the foregoing in the event that:

(i)                                     a Change of Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested 100% into ownership of all Class B Interests immediately prior to such Change of Control (and such Class B Interests shall automatically convert to Vested Interests hereunder and under the Partnership Agreement);

(ii)                                  Executive’s employment is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(a)(iii)), Executive shall have no right to further vesting of the Class B Interests that are Unvested Interests (and such Class B Interests shall be Unvested Interests notwithstanding the provisions of this Section 3.1(a)); and

(iii)                               Executive’s employment with the Company is terminated (x) by the Company without Cause, (y) as a result of death or Disability or (z) by Executive as a result of a Constructive Termination, Executive shall thereupon be deemed to have vested in the Class B Interests that would have vested on the next Time Vesting Date (and such Class B Interests shall automatically convert to Vested Interests hereunder and under the Partnership Agreement).

(b)                                 Class C Interests. Class C Interests shall vest and automatically convert to Vested Interests hereunder and under the Partnership Agreement upon the occurrence of a Liquidity Event in which (x) in the case of a Sale Liquidity Event, Blackstone shall have received, in respect of its Class A-1 Interests held on the date of this Agreement (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction), cash or other marketable securities (whether through distributions under the Partnership Agreement in respect of such Class A-1 Interests or Dispositions of such Class A-1 Interests) with a fair market value equal to 200% of the amount invested by Blackstone in the Partnership in respect of such Class A-1 Interests (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction) or (y) in the case of a Distribution Liquidity Event, the Class A-1 Interests distributed have a fair market value equal to 200% of the amount invested by Blackstone in the Partnership in respect of such Class A-1 Interests (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction). Notwithstanding the foregoing in the event that:

(i)                                     Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(b)(ii)), Executive shall have no right to further vesting of the Class C Interests that are Unvested Interests (and such Class C Interests shall be Unvested Interests notwithstanding the provisions of this Section 3.1(b)); and

(ii)                                  Executive’s employment with the Company is terminated (x) by the Company without Cause, (y) as a result of death or Disability or (z) by Executive as a result of a Constructive Termination, a percentage of Executive’s Class C Interests that are then Unvested Interests shall thereupon be deemed vested in an amount equal to the percentage of Executive’s original Class B Interests that became Vested Interests pursuant to Section 3.1(a) at the time of such termination (but giving effect to Section 3.1(a)(iii)) (any Class C Interests that become Vested Interests as a result of this Section 3.1(b)(ii) shall be referred to as “Accelerated Class C Interests”).

(c)                                  Class D Interests. Class D Interests shall vest and automatically convert to Vested Interests hereunder and under the Partnership Agreement upon the occurrence of a Liquidity Event in which (x) in the case of a Sale Liquidity Event, Blackstone shall have received, in respect of its Class A-1 Interests held on the date of this Agreement (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction), cash or other marketable securities (whether through distributions under the Partnership Agreement in respect of such Class A-1 Interests or Dispositions of such Class A-1 Interests) with a fair market value equal to 300% of the amount invested by Blackstone in the Partnership in respect of such Class A-1 Interests (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction) or (y) in the case of a Distribution Liquidity Event, the Class A-1 Interests distributed have a fair market value equal to 300% of the amount invested by Blackstone in the Partnership in respect of such Class A-1 Interests (excluding any Class A-1 Interests Disposed of in connection with a Syndication Transaction). Notwithstanding the foregoing in the event that:

(i)                                     Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(c)(ii)), Executive shall have no right to further vesting of the Class D Interests that are Unvested Interests (and such Class D Interests shall be Unvested Interests notwithstanding the provisions of this Section 3.1(c)); and

(ii)                                  Executive’s employment with the Company is terminated (x) by the Company without Cause, (y) as a result of death or Disability or (z) by Executive as a result of a Constructive Termination, a percentage of Executive’s Class D Interests that are then Unvested Interests shall thereupon be deemed vested in an amount equal to the percentage of Executive’s original Class B Interests that became Vested Interests pursuant to Section 3.1(a) at the time of such termination (but giving effect to Section 3.1(a)(iii)) (any Class D Interests that become Vested Interests as a result of this Section 3.1(c)(ii) shall be referred to as “Accelerated Class D Interests” and, together with the Accelerated Class C Interests, the “Accelerated Interests”).

3.2.                              Forfeiture; Call Rights; Put Rights; Voting; Power of Attorney.

(a)                                  Executive acknowledges and affirms the provisions of Article XII of the Partnership Agreement and hereby agrees that all of the provisions of Article XII of the Partnership Agreement are hereby incorporated by reference into this Agreement.

(b)                                 Executive further agrees that if any provision in Article XII of the Partnership Agreement shall be held invalid, illegal or unenforceable under the laws of the Cayman Islands, the validity, legality and enforceability of such corresponding provisions in this Agreement shall not in any way be affected or impaired thereby.

(c)                                  Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, the purchase price payable under this Section 3.2 or Article XII of the Partnership Agreement for Accelerated Interests shall be the same price that would be payable if such Accelerated Interests were Class B Interests that were Vested Interests.

SECTION 4

NON-COMPETITION AND CONFIDENTIALITY

4.1.                              Non-Competition.

(a)                                  From the date hereof while employed by the Company and for a two-year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status with any Company or any of its Affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its Affiliates.

(b)                                 During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its Affiliates or in any way injuring the interests of the Company or any of its Affiliates and the Company and its Affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 4.2, nothing herein shall preclude the Company and its Affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its Affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Section 4.1(b), the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its Affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services). During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its Affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(c)                                  During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then current clients of the Company or any of its Affiliates for any existing business of the Company or any of its Affiliates or discuss with any employee of the Company or any of its Affiliates information or operations of any business intended to compete with the Company or any of its Affiliates.

(d)                                 During the Restricted Period, Executive shall not interfere with the employees or affairs of the Company or any of its Affiliates or solicit or induce any person who is an employee of the Company or any of its Affiliates to terminate any relationship such person may have with the Company or any of its Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, any employee of the Company or any of its Affiliates.

(e)                                  For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f)                                    The period of time during which the provisions of this Section 4.1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(g)                                 Executive agrees that the restrictions contained in this Section 4.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(h)                                 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 4.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.2.                              Confidentiality.

(a)                                  Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)                                 “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c)                                  Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive may disclose to any prospective future employer the provisions of Section 4 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)                                 Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

4.3.                              Intellectual Property.

(a)                                  If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b)                                 If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c)                                  Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)                                 Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the

Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)                                  Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

4.4.                              Specific Performance. Executive acknowledges and agrees that the Partnership’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and the Partnership would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 4.

4.5.                              Survival. The provisions of this Section 4 shall survive the termination of Executive’s employment for any reason.

SECTION 5

MISCELLANEOUS

5.1.                              Tax Issues. THE ISSUANCE OF THE SUBJECT INTERESTS TO EXECUTIVE PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS, INCLUDING, WITHOUT LIMITATION, CONSIDERATION OF THE ADVISABILITY OF EXECUTIVE MAKING AN ELECTION UNDER SECTION 83(B) OF THE CODE. EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S PURCHASE OF THE SUBJECT INTERESTS

OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE SUBJECT INTERESTS AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE SUBJECT INTERESTS.

5.2.                              Employment of Executive. Executive acknowledges that he is employed by the Partnership or its Affiliates subject to the terms of his employment agreement with the Partnership (if any). Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.

5.3.                              Transferees. Each and every transferee or assignee of Subject Interests from Executive shall be bound by and subject to all the terms and conditions of this Agreement on the same basis as Executive is bound (and every subsequent transferee shall also be so bound). So long as this Agreement is in effect, no Disposition of any Subject Interests shall be effective unless the transferee agrees in writing to be bound by, and subject to, the provisions of this Agreement upon the same terms applicable to Executive.

5.4.                              Withholding; Setoff. The Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under this Agreement or from any compensation or other amount owing to Executive the amount of any applicable withholding taxes in respect of the Subject Interests or any payment or transfer with respect to the Subject Interests and to take such action as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such taxes. The Partnership’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder and under the Partnership Agreement shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of its Relatives) that is Controlled by such Executive (or any of its Relatives)) to the Partnership or its Affiliates (including without limitation amounts owed pursuant to the Partnership Agreement).

5.5.                              Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 5.5; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

5.6.                              Remedies.

(a)                                  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)                                 Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

5.7.                              Waivers and Amendments. The respective rights and obligations of the Partnership and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of the Partnership and Executive.

5.8.                              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.9.                              CONSENT TO JURISDICTION.

(a)                                  EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.9 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)                                 EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH

NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.13 OF THIS AGREEMENT.

5.10.                        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.11.                        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.12.                        Entire Agreement. This Agreement and the Other Documents constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding grants of equity, equity-based or equity-related rights or instruments in any Company (including, for the avoidance of doubt, any rights promised by Cendant Corporation or its Affiliates in respect of any Company, except other agreements entered into on the date hereof with respect to limited partnership interests in the Partnership.

5.13.                        Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.13), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Partnership, addressed to:

TDS Investor (Cayman) L.P.
c/o Travelport Inc.
9 West 57th Street
New York, NY  10019
Attention:  Eric Bock, General Counsel
Fax:  (212) 413-1922

with a copy which shall not constitute notice to:

The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chip Schorr
Fax: +1 212 583 5712

with a copy which shall not constitute notice to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention:  William Curbow and Greg Grogan
Fax:  (212) 455-2502

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Partnership’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

5.14.                        No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

5.15.                        Agreement Subject to Partnership Agreement and Plan. By entering into this Agreement, Executive agrees and acknowledges that Executive has received and read a copy of the Partnership Agreement and the Plan and that the Subject Interests are subject to the Partnership Agreement and the Plan. The terms and provisions of the Partnership Agreement and Plan as may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Partnership Agreement or the Plan, the applicable terms and provisions of the Partnership Agreement or the Plan will govern and prevail.

5.16.                        Equitable Adjustments. Notwithstanding any other provisions in this Agreement, the Partnership Agreement or the Plan to the contrary, in the event of any change in the outstanding Interests after the date hereof by reason of any equity dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Interests or other corporate exchange, or any distribution to Partners of equity or cash (other than regular cash distributions) or any transaction similar to the foregoing (regardless of whether outstanding Interests are changed) (collectively, “Adjustment Events”), the General Partner in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Interests and the Restricted Equity Units, status of vesting and the nature of the Adjustment Event and its impact on the Interests and the Restricted Equity Units) to the Management Limited Partners as a group, as to (i) the number or kind of Interests or other securities issued or reserved for issuance under the Partnership Agreement, (ii) the vesting terms under this Agreement, (iii) the distribution priorities contained in the Partnership Agreement and/or (iv) any other affected terms hereunder.

5.17.                        Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)                                  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)                                 The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)                                  The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)                                 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)                                  Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the Partnership and Executive have executed this Agreement as of the day and year first written above.

COMPANY:

TDS Investor (Cayman) L.P.

By:	TDS Investor (Cayman) GP Ltd.,
its general partner

By:	/s/ Eric Bock
Name:	Eric Bock
Title:	Executive Vice President
and Assistant Secretary

EXECUTIVE:

/s/ Gordon Wilson
Name: Gordon Wilson

Exhibit A – Interest Plan

(Distributed Separately)